ASSIGNMENT AGREEMENT

ASSIGNMENT AGREEMENT, dated as of February 19, 2005, between JP MORGAN CHASE BANK, N.A. (“JPMCB”), a bank organized under the laws of the State of Ohio having its principal office at 1111 Polaris Parkway, Columbus, Ohio, JPMORGAN DISTRIBUTION SERVICES, INC. (“JPMDS”), a corporation organized under the laws of the State of Delaware having its principal place of business at 1111 Polaris Parkway, Columbus, Ohio and The Managers Funds (“TMF”), an investment company organized as a Massachusetts business trust, on behalf of its series, the Managers Money Market Fund (the “TMF Fund”).

WHEREAS, JPMCB and TMF are parties to an Administrative Services Agreement made and entered into as of May 15, 2004, with respect to services TMF provides to shareholders of the TMF Fund which invests substantially all of its assets in the JPMorgan Liquid Assets Fund (the “Administrative Services Agreement”);

WHEREAS, JPMCB wishes to assign, transfer and convey its rights and delegate its obligations under the Administrative Services Agreement to JPMDS, and JPMDS wishes to succeed to the rights and assume the obligations of JPMCB under the Administrative Services Agreement; and

WHEREAS, TMF is willing to consent to the assignment of JPMCB’s rights and the delegation of JPMCB’s obligations under the Administrative Services Agreement to JPMDS and the succession to the rights and assumption of the obligations of JPMCB under the Administrative Services Agreement by JPMDS.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, the parties agree as follows:

Section 1.1 Assignment. JPMCB does hereby assign, transfer, convey and deliver, irrevocably and unconditionally to JPMDS, effective as of February 19, 2005 (the “Effective Date”), all of JPMCB’s right, title and interest, powers, duties, responsibilities, privileges and remedies of JPMCB under the Administrative Services Agreement. JPMCB hereby authorizes JPMDS, in the name, place and stead of JPMCB, to take all action necessary or desirable to enforce the rights assigned hereunder. JPMCB shall give all notices, make all filings and take such other action as JPMDS reasonably requests to perfect and preserve JPMDS’ rights acquired hereby.

Section 1.2 Assumption. JPMCB hereby delegates and JPMDS hereby assumes all duties, liabilities and obligations and shall render all performance of JPMCB under the Administrative Services Agreement and accepts the terms of the Administrative Services Agreement as of and from and after the Effective Date. For the avoidance of doubt, JPMDS shall have no liability or obligation whatsoever with respect to any duties, liabilities or obligations of JPMCB with respect to the Administrative Services Agreement existing or arising out of circumstances occurring prior to the Effective Date.

Section 1.3 Consent to Assignment. TMF hereby consents to the assignment of JPMCB’s rights and the delegation of JPMCB’s obligations under the Administrative Services Agreement to JPMDS and the succession to the rights and assumption of the obligations of JPMCB under the Administrative Services Agreement by JPMDS, effective as of the Effective Date.

In addition, TMF hereby releases JPMCB from any obligations of JPMCB arising and to be performed under the Administrative Services Agreement on or after the Effective Date. TMF agrees not to make any claim against JPMCB with respect to any obligations of JPMCB arising and to be performed under the Administrative Services Agreement on or after the Effective Date. TMF agrees that JPMDS has no liability with respect to any obligations arising or to be performed under the Administrative Services Agreement prior to the Effective Date. TMF further agrees that JPMDS shall have all rights of JPMCB with respect to TMF’s obligations, duties and performance under the Administrative Services Agreement.

Section 1.4 Representations and Warranties. Each party represents and warrants with respect to itself that:

(a) This Agreement has been duly authorized, executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement;

(b) It is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. It has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement; and

(c) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance of its obligations hereunder (x) do not and will not conflict with, or result in a violation of or default under, its constitutive documents, and (y) do not and will not conflict with in a material manner, or result in a material violation of or material default under, any other governing instrument applicable to it, or any agreement or other instrument to which it is a party or by which it or any of its properties or assets are bound, or any permit, franchise, judgment, decree, injunction, statute, order, law, rule or regulation applicable to it or its businesses, properties or assets.

Section 1.5 Further Assurances. Each party agrees to execute and deliver any and all such other documents and instruments and take or cause to be taken any and all such other actions as any other party may reasonably request (at the cost of the requesting party) or that are reasonably necessary or appropriate in order to give full effect to the terms of this Agreement.

Section 1.6 Headings. The Section headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

Section 1.7 Amendments/Waivers. This Agreement may be amended, modified, supplemented or be subject to a waiver only by an agreement in writing signed by each party.

Section 1.8 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 1.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 1.10 Notices. All communications and notices hereunder shall be in writing and, except as otherwise provided, shall be delivered, mailed, cabled or telexed to the following addresses:

If to JPMCB:

JPMorgan Chase Bank, N.A.

522 Fifth Avenue

New York, NY 10036

Attn: Mutual Funds - Legal

Fax: (212) 837-5153

If to JPMDS:

JPMorgan Distribution Services, Inc.

1111 Polaris Parkway, Suite 2-J

Columbus, Ohio 43240

Attn. President

Fax: (614) 213-6324

If to TMF:

The Managers Funds

800 Connecticut Avenue

Norwalk, CT 06854

Attn.

Fax:

Section 1.11 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party to this Agreement may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of each of the other parties, and any purported assignment without such consent shall be void.

Section 1.12 Entire Agreement, Etc.

This Agreement constitutes the entire agreement between the parties and supersedes all other agreements, understandings, representations and warranties, whether written or oral, among the parties with respect to the subject matter of this Agreement.

Section 1.13 Separability.

If any provision of this Agreement is declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions of this Agreement, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

Section 1.14 No Third-Party Beneficiaries.

Nothing in this Agreement, express or implied, shall give to any person, other than the parties to this Agreement and their successors and assigns under this Agreement, any benefit or any legal or equitable right, remedy or claim under this Agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

J.P. MORGAN CHASE BANK, N. A.

By:
Name:
Title:

JPMORGAN DISTRIBUTION SERVICES, INC.

By:
Name:
Title:

THE MANAGERS FUNDS, on behalf of its Series, THE MANAGERS MONEY MARKET FUND

By:
Name:
Title: